EXHIBIT 99

Leading The Way John W. Rowe Chairman & CEO Merrill Lynch Global Power & Gas Leaders Conference New York City September 29, 2004

Forward-Looking Statements This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants' 2003 Annual Report on Form 10-K-ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants' 2003 Annual Report on Form 10-K-ITEM 8. Financial Statements and Supplementary Data: Exelon-Note 19, ComEd- Note 15, PECO-Note 14 and Generation-Note 13, and (c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this presentation. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this presentation.

Exelon * Operating capacity at 12/31/03; includes long-term contracts and excludes Sithe and New England assets Sources: Company reports, Thomson Financial, Bloomberg

Total Return Comparisons 1/1/00 - 8/31/04 Source: Bloomberg

Peer Comparisons Sources: Thomson Financial, Bloomberg Market data as of 9/21/04 CAGR = Compound annual growth rate *Exelon estimates: excludes transition debt interest, EXC coverage ratio also excludes Boston Generating Facility debt ** Edison International reinstated dividend 1/04. Note: See presentation appendix for reconciliation to Exelon GAAP EPS. 2000-2003 CAGR 2000-2003 CAGR 2003 EBITDA 2005E EPS (%) Div. (%) Int. Cov. (X) Yield (%) P/E (X) Exelon 10.6 24.3 7.2* 3.3 12.4 AEP -7.8 -11.7 4.6* 4.3 13.7 Ameren -4.0 0 5.7 5.4 15.3 Cinergy 0.3 0.7 4.4 4.6 13.9 Consolidated Ed. -3.4 0.9 4.5 5.3 15.0 Dominion Res. 10.6 0 4.0 3.9 12.6 Duke Energy -15.9 -20.6 3.3 4.9 17.1 Edison Int. 20.4 Elim. div.** 2.3 3.0 13.3 Entergy 10.6 9.5 4.9 3.0 12.9 FirstEnergy -11.6 0 3.7* 3.6 13.8 FPL Group 3.7 3.6 7.0 4.0 13.1 PG&E Corp. -15.7 Elim. div. 3.3 0 13.2 Progress Energy -2.3 2.8 4.0 5.3 11.9 PS Enterprise 1.6 0 3.7* 5.2 12.2 Southern -2.6 1.2 6.0 4.7 14.8 TXU -16.4 -40.7 3.0* 1.1 11.5 Average (Excl EXC) -2.2 -4.2 4.3 3.9 13.6

Primary Investor Issues Illinois 2007 Market Structure Low Yield M&A Considerations

Illinois Restructuring in 2007 Structure of the 2007 market is still undefined The ICC is expected to issue a report in November of 2004 Stakeholders are tending toward a competitive procurement process, e.g. an auction similar to New Jersey Exelon Generation's nuclear fleet is well positioned regardless of procurement process selected - lowest cost energy source in the region; without material fuel cost or environmental risk Anticipate that an auction would yield a commodity price comparable to that implicit in current rates ($49/MWh for mass market customers) When coupled with a delivery rate increase that Exelon can justify, net result would be a rate increase, not decrease, in 2007

Yield Today, Exelon's yield is below the industry average Cash from operations has improved significantly (Exelon Way, sales growth, improved margins) Cash flow in 2004 is being used to strengthen the balance sheet As a result, Exelon's balance sheet and credit measures will be superior to most of our peers and provide the flexibility needed in the transition to competitive markets After this year, Exelon will redirect cash flows to shareholders through an increased dividend and potential share buybacks Targeted dividend payout is 50-60% of EPS going forward, starting with the full year 2005

M&A Considerations Continued media speculation and inquiry about acquisition activity by Exelon Our policy is not to comment on rumors, and no statement by Exelon past or present is intended to offer any guidance on any specific acquisition opportunities, discussions or activities. Thus, any such comments should not be relied upon In general, however, we continue to believe industry consolidation is likely Exelon continues to look for and evaluate opportunities to add value through M&A Exelon will only make acquisitions if they meet our strict criteria Accretive in the first year Returns exceed our cost of capital No credit degradation Exelon is well positioned to thrive in the evolving competitive markets and will not make acquisitions that dilute our stand-alone potential

Industry Trends Evolving mix of competition and regulation Improving power market fundamentals Increasing energy prices Growing environmental concerns Low cost, low emissions generation fleet Large retail base Successful cost reduction program Strong balance sheet Exelon's Platform

Well Positioned for Continued Outperformance P/E ratio is still approximately 10% below peer group On track to make 2004 adjusted (non-GAAP) operating EPS guidance of $2.75-$2.90 despite mild summer 50-60% dividend payout planned for full year 2005 not yet fully reflected in the share price Exceeding Exelon Way targets Continuing to strengthen our balance sheet Uniquely positioned to benefit from both high energy prices and improving market fundamentals Well positioned for end of transition period in Illinois

APPENDIX

2004/2005 Earnings Guidance* Exelon's adjusted (non-GAAP) operating earnings for 2004 are expected to be in the range of $2.75 to $2.90 per share and for 2005 in the range of $2.85 to $3.05 per share. Our outlook for adjusted (non-GAAP) operating earnings excludes income resulting from investments in synthetic fuel-producing facilities, the cumulative effect of adopting FIN 46-R, The Exelon Way severance, costs for accelerating the liability management program and any profit or loss related to Boston Generating. These estimates do not include any impact of future changes to GAAP. * Reflects 2-for-1 stock split effective 5/5/04.

Appendix:

Reconciliation of GAAP Reported and Adjusted (non-GAAP)
Operating Earnings per Diluted Share

2000 GAAP Reported EPS	$1.44
Change in common shares	(0.53)
Extraordinary items	(0.04)
Cumulative effect of accounting change	—
Unicom pre-merger results	0.79
Merger-related costs	0.34
Pro forma merger accounting adjustments	(0.07)
2000 Adjusted (non-GAAP) Operating EPS	$1.93

2001 GAAP Reported EPS	$2.21
Cumulative effect of adopting SFAS No. 133	(0.02)
Employee severance costs	0.05
Litigation reserves	0.01
Net loss on investments	0.01
CTC prepayment	(0.01)
Wholesale rate settlement	(0.01)
Settlement of transition bond swap	—
2001 Adjusted (non-GAAP) Operating EPS	$2.24

2002 GAAP Reported EPS	$2.22
Cumulative effect of adopting SFAS No. 141 and No. 142	0.35
Gain on sale of investment in AT&T Wireless	(0.18)
Employee severance costs	0.02
2002 Adjusted (non-GAAP) Operating EPS	$2.41

2003 GAAP Reported EPS	$1.38
Boston Generating impairment	0.87
Charges associated with investment in Sithe Energies, Inc.	0.27
Severance	0.24
Cumulative effect of adopting SFAS No. 143	(0.17)
Property tax accrual reductions	(0.07)
Enterprises’ Services goodwill impairment	0.03
Enterprises’ impairments due to anticipated sale	0.03
March 3 ComEd Settlement Agreement	0.03
2003 Adjusted (non-GAAP) Operating EPS	$2.61

Note: EPS figures reflect 2-for-1 stock split effective 5/5/04. Three-year 2003/2000 compound annual growth rate (CAGR): $1.38/$1.44 =
-1.4% based on GAAP reported results. Three-year 2003/2000 CAGR: $2.61/$1.93 = 10.6% based on adjusted (non-GAAP) operating results.